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                                                                     EXHIBIT 5.1




                                                               December 20, 2002


Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
As representatives of the several Underwriters
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
World Financial Center - North Tower
250 Vesey Street
New York, New York 10080


                           THE PHOENIX COMPANIES, INC.
                       OFFERING OF 6,000,000 EQUITY UNITS


Ladies and Gentlemen:

         We have acted as special counsel to The Phoenix Companies, Inc., a Delaware corporation (the "Company"), in connection with (a) the issuance and sale today by the Company of 6,000,000 7.25% Equity Units (the "Equity Units") of the Company, consisting initially of 6,000,000 Corporate Units (the "Corporate Units") of the Company, to the several underwriters (the "Underwriters") named in Schedule I to the Pricing Agreement, dated December 16, 2002 (the "Pricing Agreement"), between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, as representatives (the "Representatives") of the Underwriters, which incorporates by reference the provisions of the Underwriting Agreement General Terms and Conditions, dated December 16, 2002 (the "Underwriting Agreement"), between the Company and the Representatives; (b) the issuance today of the 6.6% Notes due February 16, 2008 (the "Notes") of the Company issued pursuant to the Subordinated Indenture, dated as of December 20, 2002 (the "Base Indenture"), between the Company and SunTrust Bank, a Georgia banking corporation, as trustee (the "Trustee"), as supplemented by Supplemental Indenture No. 1, dated as of December 20, 2002 (the "Supplemental Indenture"), between the Company and the Trustee (the Base Indenture, as so supplemented, is referred to herein as the "Indenture"); (c) the preparation of (i) the Base Indenture, (ii) the Supplemental Indenture, (iii) the Purchase Contract Agreement, dated as of December 20, 2002 (the "Purchase Contract Agreement"), between the Company and SunTrust Bank, as purchase contract agent (in such capacity, the "Purchase Contract Agent"), (iv) the Pledge Agreement, dated as of December 20, 2002 (the "Pledge Agreement"), among the Company, SunTrust Bank as collateral agent (in such capacity, the "Collateral Agent"), custodial agent and securities intermediary, and the Purchase Contract Agent, and (v) the Remarketing Agreement, dated as of December 20,


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To the Addressees Listed on Page One         2                 December 20, 2002


2002 (the "Remarketing Agreement"), among the Company, the Purchase Contract Agent and Morgan Stanley & Co. Incorporated, as remarketing agent; and (d) the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Company's Registration Statement on Form S-3 (Registration No. 333-101629) and Amendment No. 1 thereto. Such Registration Statement, as so amended at the time it became effective (including the information deemed a part thereof pursuant to Rule 430A under the Securities Act but excluding such Forms T-1 as are attached as exhibits thereto) is hereinafter referred to as the "Registration Statement." The prospectus relating to the Shelf Securities, dated December 13, 2002 (the "Base Prospectus"), as supplemented by the prospectus supplement dated December 16, 2002 (the "Prospectus Supplement"), in the form first filed with the Commission by the Company pursuant to Rule 424(b) under the Securities Act, is referred to herein as the "Prospectus." Each Corporate Unit consists of a (x) a contract (each, a "Purchase Contract" and, collectively, the "Purchase Contracts") to purchase shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company and (y), initially, $25 principal amount of the Notes. We refer herein to the Corporate Units, the Pricing Agreement, the Underwriting Agreement, the Notes, the Base Indenture, the Supplemental Indenture, the Purchase Contract Agreement, the Pledge Agreement, the Remarketing Agreement and the Purchase Contracts collectively as the "Transaction Documents." Capitalized terms used herein without definition have the respective meanings assigned to them in the Underwriting Agreement.

         In so acting, we have examined and relied upon the originals or certified, conformed or reproduction copies of such agreements, instruments, documents, records and certificates of the Company, such certificates of public officials and such other documents, and have made such investigations of law, as we have deemed necessary or appropriate for the purposes of the opinions expressed below. In all such examinations, we have assumed without independent investigation or inquiry the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of officers of the Company delivered to us, the representations and warranties of the parties to the Underwriting Agreement and the Pricing Agreement that are contained therein, and certificates and other statements or information of or from public officials and officers and representatives of the Company and others.

         In rendering the opinions expressed below, we have assumed without independent investigation or inquiry that (a) each of the parties to the Transaction Documents (other


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To the Addressees Listed on Page One         3                 December 20, 2002


than the Company) has the power and authority to execute and deliver, and to perform its obligations under, each of the Transaction Documents to which it is a party, (b) each of the Transaction Documents has been duly authorized, executed and delivered by each of the parties thereto (other than the Company) and is the valid and binding obligation of such party enforceable against such party in accordance with its terms, (c) the Corporate Units have been duly authenticated by the Purchase Contract Agent in the manner provided in the Purchase Contract Agreement and (d) the Notes have been duly authenticated by the Trustee in the manner provided in the Indenture.

         Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

                  1. The Company is validly existing as a corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to own its property and to conduct its business as described in the Prospectus.

                  2. Each of the Purchase Contract Agreement, the Pledge Agreement, the Base Indenture, the Supplemental Indenture, the Remarketing Agreement, the Equity Units, the Purchase Contracts and the Notes conform as to legal matters in all material respects to the descriptions thereof contained in the Prospectus.

                  3. Each of the Purchase Contract Agreement and the Pledge Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity); provided, however, that upon the occurrence of a Termination Event (as defined in the Purchase Contract Agreement), the Bankruptcy Code (11 U.S.C. ss.ss. 101-1330, as amended) should not substantively limit the provisions of Sections
          3.15 and 5.06 of the Purchase Contract Agreement or Section 5.04 of the Pledge Agreement that require termination of the Purchase Contracts and release of the Collateral Agent's security interest in
          (1) the Notes, (2) the Treasury Securities (as defined in the Purchase Contract Agreement) or (3) the applicable ownership interest of the Treasury Portfolio (as defined in the Purchase Contract Agreement), as applicable, and the transfer of such securities to the Purchase Contract Agent, for the benefit of the Holders of the Equity Units; provided further, however, that no opinion is expressed as to whether a court exercising bankruptcy jurisdiction might issue a temporary restraining order or provide other



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To the Addressees Listed on Page One         4                 December 20, 2002


          interim relief that would delay the exercise of such termination right for a period of time pending final adjudication of any challenge to the exercise of such right during a bankruptcy case involving the Company. In addition, applicable state laws and interpretations may affect the validity or enforceability of certain remedies provided for in the Pledge Agreement, but such limitations do not, in our opinion, make the remedies provided for therein inadequate for the practical realization of the rights and benefits intended to be provided thereby (subject to the other qualifications expressed in this letter).

                  4. The Corporate Units to be issued and sold by the Company to the Underwriters pursuant to the terms of the Pricing Agreement and the Underwriting Agreement have been duly authorized by the Company and, when executed by the Company and authenticated by the Purchase Contract Agent in accordance with the provisions of the Purchase Contract Agreement and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement and the Pricing Agreement, will be entitled to the benefits of the Purchase Contract Agreement and will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or similar laws affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity); provided, however, that upon the occurrence of a Termination Event, the Bankruptcy Code (11 U.S.C. ss.ss. 101-1330, as amended) should not substantively limit the provisions of Sections 3.15 and
          5.06 of the Purchase Contract Agreement or Section 5.04 of the Pledge Agreement that require termination of the Purchase Contracts and release of the Collateral Agent's security interest in (1) the Notes,
          (2) the Treasury Securities or (3) the applicable ownership interest of the Treasury Portfolio, as applicable, and the transfer of such securities to the Purchase Contract Agent, for the benefit of the Holders of the Equity Units; provided further, however, that no opinion is expressed as to whether a court exercising bankruptcy jurisdiction might issue a temporary restraining order or provide other interim relief that would delay the exercise of such termination right for a period of time pending final adjudication of any challenge to the exercise of such right during a bankruptcy case involving the Company; and the Equity Units conform as to legal matters in all material respects to the description thereof in the Prospectus.

                  5. The Underwriting Agreement and the Pricing Agreement have been duly authorized, executed and delivered by the Company.


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To the Addressees Listed on Page One         5                 December 20, 2002

                  6. The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Transaction Documents and the consummation of the transactions therein contemplated will not result in a violation of any provision of New York or United States Federal law or of the General Corporation Law of the State of Delaware or the Amended and Restated Certificate of Incorporation or bylaws of the Company, and no consent, approval, authorization or order of, or qualification with, any United States, Delaware (but only to the extent such would be required by the General Corporation Law of the State of Delaware), or New York governmental body or agency is required for the performance by the Company of its obligations under each of the Transaction Documents to which it is a party, except such as have been obtained under the Securities Act and the Securities Exchange Act of 1934, as amended, and such as may be required by the securities, insurance or Blue Sky laws of the various States or any foreign jurisdiction in connection with the offer and sale of the Corporate Units by the Underwriters, and except that we express no opinion as to the accuracy or completeness of the statements contained in the Registration Statement or the Prospectus except to the limited extent stated in paragraph 10 below.

                  7. The Notes have been duly authorized by the Company and, when executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters as part of the Corporate Units in accordance with the terms of the Underwriting Agreement and the Pricing Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and will be entitled to the benefits of the Indenture.

                  8. The Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended. Each of the Base Indenture and the Supplemental Indenture has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally and (ii) general principles of equity


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To the Addressees Listed on Page One         3                 December 20, 2002


          (regardless of whether enforceability is considered in a proceeding at law or in equity).

                  9. The Remarketing Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as (i) the enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and
          (ii) rights to indemnification and contribution contained therein may be limited by state and Federal securities laws or the public policy underlying such laws.

                  10. The statements in (a) the Prospectus Supplement under the captions "Description of the Equity Units," "Description of the Purchase Contracts," "Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement," "Description of the Notes," "U.S. Federal Income Tax Consequences," "ERISA Considerations" and "Underwriting" (with respect solely to the description of the Underwriting Agreement contained therein), (b) the Base Prospectus under the captions "Description of Debt Securities," "Description of the Capital Stock of The Phoenix Companies, Inc." and "Description of Stock Purchase Contracts and Stock Purchase Units" and
          (c) the Registration Statement in Item 15, in each case insofar as such statements purport to summarize the legal matters or certain provisions of the documents and proceedings referred to therein, are accurate and fair in all material respects.

                  11. The Company is not and, after giving effect to the offering and sale of the Corporate Units and the application of the proceeds thereof as described in the Prospectus, will not be, required to register as an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

                  12. The Registration Statement and the Prospectus, excluding the documents incorporated by reference therein (and except for financial statements and notes thereto and schedules and other financial and statistical data and supporting schedules included therein or omitted therefrom, as to which we express no opinion), comply as to form in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder.

                  13. (i) The shares of Common Stock to be issued and sold by the Company pursuant to the Purchase Contracts have been duly authorized and


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To the Addressees Listed on Page One         7                 December 20, 2002

         reserved for issuance and, when issued and delivered in accordance with the provisions of the Purchase Contract Agreement, will be validly issued, fully paid and non-assessable and will conform to the description thereof in the Prospectus and (ii) the Rights, if any, issuable upon satisfaction of Holders' obligations under the Purchase Contracts have been duly authorized and, when and if issued in accordance with the terms of the Purchase Contract Agreement and the Rights Agreement, will have been validly issued and will conform to the description thereof in the Prospectus.

                                     * * * *

                  While we have not ourselves checked the accuracy and completeness of, or otherwise verified, and are not passing upon and assume no responsibility for the accuracy or completeness of, the statements contained in the Registration Statement or the Prospectus, except to the limited extent stated in paragraph 10 above, in the course of our review and discussion of the contents of the Registration Statement and the Prospectus with certain officers and employees of the Company and its independent accountants, but without independent check or verification, no facts have come to our attention that cause us to believe that the Registration Statement (except for the financial statements and notes thereto, and other financial and statistical data and supporting schedules included therein or omitted therefrom, as to which we express no belief), at the time it became effective, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, or that the Prospectus (except for the financial statements and notes thereto, and other financial and statistical data and supporting schedules included therein or omitted therefrom, as to which we express no belief), as of its date and as of the date hereof, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

         The opinions set forth above are subject to the following additional limitations and qualifications:

                  (a) In rendering our opinion in paragraph 1 above concerning the valid existence and good standing of the Company, we have relied exclusively on a good standing certificate of the Secretary of State of the State of Delaware.

                  (b) Our opinions are subject to the effects of (1) an implied covenant of good faith, reasonableness and fair dealing, and standards of materiality, and (2) limitations with respect to enforceability of provisions providing for


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To the Addressees Listed on Page One         8                 December 20, 2002


         indemnification or contribution arising under applicable law (including court decisions) or public policy.

                  (c) We express no opinion as to (1) the priority status under the Bankruptcy Code (11 U.S.C. ss.ss. 101 - 1330, as amended) of the Notes or (2) the perfection or priority of the security interests purported to be created by the Pledge Agreement.

                  (d) We express no opinion as to whether a United States Federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to any of the Transaction Documents or the transactions contemplated thereby.

         The opinions expressed herein are limited to the Federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware, as currently in effect, and we do not express any opinion herein concerning any other laws.

         The opinions expressed herein are limited solely to the matters set forth above. No other opinions are intended nor should they be inferred herefrom. We are delivering this opinion to you pursuant to Section 7(c) of the Underwriting Agreement and no persons other than the several Underwriters are entitled to rely on this opinion without our express written permission. We assume no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.


                                        Very truly yours,

                                        /s/ Debevoise & Plimpton